EXHIBIT 2.17

                           TRADEMARK LICENSE AGREEMENT

      TRADEMARK LICENSE AGREEMENT (this "Agreement") is entered into as of February 1, 1999, by and between APS Management Services, Inc., a Delaware corporation, with offices at 15710 John F. Kennedy Blvd., Suite 700, Houston, Texas 77032, and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code ("Licensee"), and Auto Parts Express, LLC, a Delaware limited liability company, with offices at c/o 15710 John F. Kennedy Blvd., Suite 700, Houston, Texas 77032 ("Licensor"). Capitalized terms used but not otherwise defined in this Agreement have the meanings given in the Asset Purchase Agreement.

                                    RECITALS

            WHEREAS, in connection with the sale of certain assets (the "Purchased Assets") by Licensee to Licensor pursuant to that certain asset purchase agreement (the "Asset Purchase Agreement") dated as of January 11, 1999, and the assignment of the right, title and interest in and to the Marks, subject to any and all rights of any parties other than Licensee in the Marks, which such interests and rights may have arisen by prior grants by Licensee or otherwise, by Licensee to Licensor pursuant to that certain Trademark Assignment dated as of even date herewith (the "Trademark Assignment"), Licensor and Licensee wish to enter into this Agreement to set forth the terms and conditions upon which Licensor will grant a license to Licensee to use the Marks in connection with the distribution and/or sale and leasing of automotive replacement parts, accessories, supplies and other inventory, property, business locations and fixed assets owned by Licensee on the Closing Date (the "Business");

            WHEREAS, as a result of the assignment by Licensee pursuant to the Trademark Assignment of all of its right, title and interest in and to the Marks, subject to any and all rights of any parties other than Licensee in the Marks, Licensor is the owner of all right, title and interest in and to the trademarks set forth on Schedule "A" attached hereto (the "Marks");

            WHEREAS, Licensee wishes to use the Marks in connection with sales of automotive parts inventory and other property of Licensee by methods including, but not limited to, sales of business locations of Licensee, liquidation or going out of business sales or other dispositions of inventory and other goods of Licensee in bulk or in or outside of the ordinary course of business; and

            WHEREAS, Licensor wishes to grant Licensee a license to use the Marks for the purposes set forth herein, including, but not limited to, sales of automotive parts inventory and other property of Licensee by methods including, but not limited to, sales of business locations of Licensee, liquidation or going out of business sales and other dispositions of inventory and other goods of Licensee in bulk or in or outside of the ordinary course of business.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1.    GRANT OF LICENSE.

            1.1. GRANT AND TERMS OF LICENSE. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee's subsidiaries and Affiliates: (a) a transferable, exclusive and royalty-free license to use and sublicense the Marks for a period of six (6) months, commencing on the date of this Agreement and terminating on the date occurring six (6) months from the date of this Agreement (the "Licensee Exclusive Period"), in those market areas for each location where Licensee, its subsidiaries or Affiliates continues to conduct business or own or lease real property in such market areas immediately following the Closing (the "Defined Territory"); and (b) a transferable, non-exclusive and royalty-free license to use and sublicense the Marks anywhere in the Defined Territory for a period of eighteen (18) months, commencing on the termination of the Licensee Exclusive Period and ending on the date occurring twenty four (24) months from the date of this Agreement, with the option to extend the non-exclusive license for an additional twelve (12) months upon thirty (30) days prior written notice to Licensor given at any time prior to three hundred sixty (360) days after the commencement of the Licensee Non-Exclusive Period as defined herein (the "Licensee Non-Exclusive Period"); PROVIDED, HOWEVER that the exclusive license granted herein shall not prohibit or restrict the use of the Marks by Licensor:
(i) in the Houston, Texas market area in connection with Licensor's corporate office operations; (ii) in connection with sales to associate jobbers of the Hartford Distribution Center, (iii) in any territory solely in connection with the collection of the accounts allocable to (a) the Hartford Distribution Center or (b) the Purchased Locations; or (iv) in connection with national advertising or marketing efforts.

            1.2. PERMITTED USE OF MARKS. Licensee's license to use the Marks shall be limited to: (a) uses by Licensee, its agents or sublicensees relating to the carrying on of the Business (including, without limitation, acquisitions of inventory in the ordinary course of business) by Licensee and / or by such agent or sublicensee who, by means of sales or transfers of assets or the business locations of Licensee may, at any time within the Licensee Exclusive Period or the Licensee Non-Exclusive Period, sell or otherwise dispose of assets acquired from Licensee and / or conduct business at the business locations at which Licensee continues to conduct business or own or lease real property immediately following the Closing Date; and (b) any uses for which Licensee, its agents or sublicensees may require use of the

Marks in connection with sales of automotive inventory or other property of Licensee, by means of, including but not limited to, sales of the business locations of Licensee, liquidation or going out of business sales, or other dispositions in bulk or in the ordinary course of business of automotive inventory or other property of Licensee (including, but not limited to, dispositions by way of assignment, consignment or sales to third parties for the purposes of liquidation and / or resale), PROVIDED, HOWEVER that so long as a purchaser of Licensee's or any sublicensee's inventory is not conducting business under any APS trade name or name of Licensor or holding itself out to be an authorized agent of Licensor or Licensee, nothing contained in this Agreement or the Trademark Assignment shall prohibit any such purchaser from reselling or disposing of such property worldwide or require the grant of a license hereunder for such purposes. Except as otherwise provided herein, Licensee shall not use the Marks in a manner inconsistent with Licensee's past practices in using the Marks or in a manner which materially disparages or is materially detrimental to Licensor's assets or business. Licensee shall have the right to sublicense and assign all, or any part, of its rights in the Marks under this Agreement to any third party it reasonably and in good faith believes will uphold the terms of this Agreement, PROVIDED, however that any such sublicense or assignment shall: (i) provide for a right of termination and recovery of damages from the respective sublicensee or assignee in the event of a breach of the terms of this Agreement by such sublicensee or assignee; and
(ii) be enforceable by Licensor in the event Licensee fails or refuses to enforce such sublicense or assignment. Licensor hereby acknowledges and agrees that it hereby irrevocably waives any and all right of Licensor to object to the assignment or sublicense by Licensee on such terms of all, or any part, of its rights in the Marks under this Agreement to any third party that Licensee reasonably and in good faith believes will uphold the terms of this Agreement. Licensor hereby further acknowledges and agrees that nothing contained within this Agreement shall entitle, or shall be construed to entitle, Licensor to any portion of the proceeds of any sales or transfers by Licensee or any third party of products or assets bearing the Marks.

      2. RESERVATION OF LICENSOR'S RIGHTS. All rights in and to the Marks not specifically granted to Licensee by this Agreement are reserved to Licensor.

      3.    OWNERSHIP OF MARKS.

            3.1. RIGHTS IN MARKS. Licensee hereby acknowledges that the Marks are the exclusive property of Licensor, subject to any and all rights or interests of any parties other than Licensor in the Marks, which such rights or interests may have arisen by prior grants by Licensee or otherwise and, except as provided in or contemplated by this Agreement, none of Licensee, and, to the extent their actions are within the control of Licensee, its subsidiaries or its Affiliates, shall manufacture, market, advertise, promote, ship, distribute or sell (or permit, to the extent that granting such permission is within the control of Licensee, or cause any such actions by others, within its control with respect to) any goods or materials bearing any of the Marks or any services associated with the Marks. None of Licensee, or any of its subsidiaries, Affiliates, sublicensees, agents or subcontractors, has any right, title or interest in or to the Marks other than the rights granted herein or authorized hereby. Licensee agrees that it shall not take (or permit, to the extent that granting such permission is within the control of Licensee, or cause to be taken) any action to impair, attack or interfere with Licensor's rights in the Marks and that all use of the Marks under or contemplated by this Agreement shall inure solely to the benefit of Licensor. Licensee shall not seek to register any of the Marks anywhere in the world.

            During the Licensee Exclusive Period, Licensor shall not grant to any third party any rights to use the Marks in the Defined Territory.

      4.    QUALITY CONTROL.

            All goods and services distributed, sold and provided by Licensee bearing the Marks shall be of standards of quality which are equivalent to those standards used by Licensee in connection with the Business at the Closing Date. Any private label goods which Licensee purchased from its customary manufacturers, vendors or sources, prior to the Closing Date, which are in Licensee's inventory prior to the Closing Date or which are returned to Licensee or its agent by a third party for any reason other than the quality of such goods after the Closing Date shall be deemed to meet Licensor's quality standards. Subject to Paragraph 15(h), to the extent that sales and promotional materials are not generally of the same kind or quality as those used by Licensee prior to the Closing, all sales and promotional materials produced or distributed by Licensee or its agents that include any of the Marks shall be approved in advance by Licensor, which approval shall not be unreasonably withheld. Any sales and promotional materials submitted to Licensor for approval or disapproval shall be deemed approved if Licensor neither approves or disapproves such material within five (5) business days after receipt by Licensor.

      5.    ENFORCEMENT; INDEMNIFICATION.

            5.1. LICENSOR REPRESENTATIONS; INDEMNIFICATION. Licensor represents and warrants that: (i) it owns all right, title and interest in and to the Marks, subject to any and all rights or interests whatsoever of any parties other than Licensor in the Marks, which such rights or interests may have arisen by prior grants by Licensee or otherwise; (ii) it has the right to grant to Licensee the license of the Marks hereunder; (iii) it has no knowledge or notice of any actions pending or threatened which impair its right to grant the rights in the Marks licensed hereunder; and (iv), to its knowledge, the rights licensed hereunder do not violate any obligations of Licensor to any third parties. Licensor shall defend, indemnify and hold harmless Licensee and its subsidiaries, Affiliates, sublicensees, subcontractors and officers, directors and employees of each of the foregoing and each of them, against any and all claims, demands, damages, losses and expenses in any amounts or of any nature (including reasonable attorney's fees) which arise from or in connection with any inaccuracy in or in connection with the breach of any of Licensor's warranties, representations or obligations under this Agreement.

      6. TERMINATION. This Agreement shall automatically terminate without prior notice to Licensee at 5:00 p.m. Eastern time on the last day of the Licensee Non-Exclusive Period. Solely as to any assignee or sublicensee that acquires rights in the Marks subsequent to the date hereof (other than a Plan Assignee, as hereinafter defined), Licensor shall have the right to terminate any sublicense or assignment made pursuant to this Agreement if the respective sublicensee or assignee is in material breach of any of the terms or conditions of this Agreement and fails to cure such breach within twenty (20) days of receipt of written notice of such breach from Licensor.

      7. EFFECTS OF TERMINATION. Upon termination of this Agreement, all rights, licenses and privileges granted hereunder to Licensee, its agents, subsidiaries and its Affiliates shall automatically terminate and Licensee shall promptly:

            (a)   cease all use of the Marks in any form;

            (b)   cease representing itself as a licensee of Licensor; and

            (c) promptly (or as soon as is practicable) take such actions as may be necessary to cease doing business under the Marks, including, but not limited to, (i) modifying the name of Licensee or any of its subsidiaries, (ii) removing, modifying or destroying all signs, advertising, packaging and promotional materials in its possession or control that contain any of the Marks.

      8. NOTICES. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be delivered personally or by overnight mail with a reputable courier service or by telecopy. If notice is sent by telecopy, notices shall be deemed given upon confirmation at the sender's telecopy machine of receipt at the recipient's telecopy machine. All communications hereunder shall be delivered to the respective parties at the following addresses (or to such other person or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

            If to Licensor:            Auto Parts Express, LLC
                                       c/o  15710 John F. Kennedy Blvd.
                                       Suite 700
                                       Houston, Texas 77032-2347
                                       Attention:  E. Eugene Lauver
                                       Facsimile No.:  (713) 507-1326


            With a copy                Verner, Liipfert, Bernhard,
            (which shall not           McPherson and Hand, Chartered
            constitute notice)         1111 Bagby, Suite 4700
            to:                        Houston, Texas 77002
                                       Attention:  Keith Spickelmier
                                       Facsimile No.:  (713) 752-2199


            If to Licensee:            APS Holding Corporation
                                       15710 John F. Kennedy Blvd.
                                       Suite 700
                                       Houston, Texas 77032-2347
                                       Attention:  Bettina Whyte
                                       Facsimile No. 713-507-1323

            With a copy                Willkie Farr & Gallagher
            (which shall not           787 Seventh Avenue
            constitute notice)         New York, New York 10019-6099
            to:                        Attention:  Marc Abrams, Esq.
                                       Facsimile No. (212) 728-8111


      9. CONFIDENTIALITY. Each of Licensor and Licensee agrees to keep, and to cause each of its affiliates, directors, officers, and employees to keep, confidential any and all confidential information of the other party that it receives in the course of performing its obligations hereunder (except that such information may be shared, on a confidential basis, with the party's professionals and agents) and each will not, without the other party's written consent, use any of such confidential information except as reasonably necessary to perform its duties under this or another of its agreements with the other party. Upon termination of this Agreement, each party will return, and will cause its affiliates to return, to the other party, all original documents and copies of the confidential information which are in its possession. Notwithstanding the foregoing, Licensee shall be permitted to provide copies of this Agreement to its lenders and the Bankruptcy Court and to prospective sublicensees. This Paragraph 9 shall survive the termination of this Agreement.

      10. RELATIONSHIP OF PARTIES. Licensee's relationship with Licensor is solely as an independent contractor, and Licensee shall have no legal power or authority, express or implied, to act for, bind or commit Licensor in any manner or to anything whatsoever. Licensor and Licensee agree that nothing in this Agreement shall make Licensee an agent of Licensor or create or evidence a joint venture or partnership between the parties or any relationship other than that of independent contractors.

      11. ASSIGNMENT. This Agreement shall be binding on the parties hereto and on their respective successors and permitted assigns. Licensor hereby acknowledges and agrees that Licensee may, upon five (5) days' notice to Licensor, assign, transfer and / or hypothecate its obligations and / or rights under this Agreement in whole or in part, directly or indirectly, by operation of law or otherwise. Licensee shall give Licensor notice of all executed sublicenses within twenty (20) days of execution thereof. Licensor hereby expressly acknowledges and agrees that Licensee shall have the right to assign all, or any part of, its rights and obligations hereunder to a liquidating trust or other vehicle created pursuant to a plan of reorganization (such liquidating trust or other vehicle, a "Plan Assignee").

      12. GOVERNING LAW; VENUE. This Agreement and any dispute between the parties arising from this Agreement or the subject matter hereof, shall be governed by the laws of the State of Delaware, without regard to its conflict or choice of laws principles, and of the United States of America. For so long as Licensee is subject to the jurisdiction of the Bankruptcy Court, the parties hereto and all assignees and sublicensees permitted hereunder irrevocably elect as the sole judicial forum for the adjudication of any matter arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court.

      13. BREACH AND OPPORTUNITY TO CURE. Licensor hereby agrees and acknowledges that it will promptly provide written notice to Licensee of any breach or suspected breach by Licensee of the terms of this Agreement. Licensor hereby agrees and acknowledges that Licensee shall have thirty (30) days' time from the date of Licensee's receipt of such notice to cure any breach of this Agreement before Licensor shall have any right to seek the remedies allotted Licensor under the terms of this Agreement.

      14. REMEDIES. Licensor expressly acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, in the event of Licensee's breach of this Agreement and subsequent failure to cure such breach in the time allotted

Licensee to cure such breach under the terms of this Agreement, Licensor's sole and exclusive remedy shall be: (a) to seek appropriate specific performance of Licensee's obligations hereunder and; (b) solely to the extent that such breach and continued use of the Marks would materially and adversely affect the business of Licensor, to seek injunctive relief to prevent Licensee's continued use of the Marks. Licensor hereby expressly acknowledges and agrees that Licensee shall not be liable for any monetary damages, to which Licensor might otherwise be entitled, as a result of any conduct by Licensee or its agents, sublicensees or assigns under this Agreement, including, but not limited to, sales of property of Licensee bearing the Marks following termination of this Agreement. The limitations set forth in this Section 14 shall not apply to the remedies of Licensor against any assignees or sublicensees of Licensee, other than a Plan Assignee.

      15.   MISCELLANEOUS.

            (a) Paragraph headings contained in this Agreement are included for convenience only and shall not be considered for any purpose in governing, limiting, modifying, construing or affecting the provisions of this Agreement and shall not otherwise be given any legal effect.

            (b) The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            (c) This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof.

            (d) Paragraphs 5, 7, 9, 11, 12, 13, 14 and 15 hereof shall survive termination of this Agreement.

            (e) The Schedules attached to this Agreement and the limitations described therein constitute an integral part of the Agreement.

            (f) No waiver, modification or cancellation of any term or condition or this Agreement shall be effective unless executed in writing by both Licensee and Licensor. No waiver by either party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

            (g) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            (h) Licensor hereby agrees and acknowledges that nothing in this agreement shall, or shall be construed or interpreted to, limit or restrict in any way the (1) price, quantity, and, except as to sales and promotional materials, to the extent otherwise required by Paragraph 4 hereof, method or means by which or in which Licensee may sell, assign or otherwise dispose of any property of Licensee bearing the Marks and (2) the use of the Marks in legal proceedings including the Chapter 11 cases of Licensee and its Affiliates. Licensor hereby expressly agrees and acknowledges that nothing herein shall prohibit Licensee or its agents from conducting "going out of business" or similar type sales at business locations in the Defined Territory following the Closing Date.

      IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement as of the Closing Date:

                                    AUTO PARTS EXPRESS, LLC, as Licensor



                                    By:  /s/ E. EUGENE LAUVER
                                         Name: E. Eugene Lauver
                                         Title: Executive Vice President


                                    APS MANAGEMENT SERVICES, INC., as Licensee



                                    By:  /s/ BETTINA M. WHYTE
                                         Name: Bettina M. Whyte
                                         Title: President

                                   SCHEDULE A

                             TRADEMARK REGISTRATIONS

MARK                                             REG. NO.     REG. DATE
----                                             --------     ---------

FREEZE-TEST                                        882,122    December 9, 1969
POWER 90 and Design                              1,653,852    August 13, 1991
BIG A PLUS                                       1,709,036    August 18, 1992

"HUSKY" (Stylized)                                 559,898    June 10, 1952

A AMERICAN PARTS (Stylized)                        776,950    September 15, 1964
VALU-TEST                                          864,239    January 28, 1969
BIG A                                            1,140,510    October 14, 1980
GENERAL SERVICE LINE                             1,088,954    April 4, 1978
POWERREADY                                       1,332,869    April 30, 1985
STRAIGHT AWAY (Stylized)                         1,541,510    May 30, 1989
BIG A (Stylized)                                 1,388,039    April 1, 1986
THE FIRST LETTER IN AUTO                         1,374,295    December 3, 1985
PARTS

AUTOPRO                                          1,122,026    July 10, 1979
INSTALLERS' EXPRESS                              1,840,109    June 14, 1994
AUTOPRO                                          1,869,237    December 27, 1994
A and Design                                     1,014,372    June 24, 1975
INSTALLERS' SERVICE WAREHOUSE                    1,945,971    January 2, 1996
and Design

INSTALLERS' SERVICE WAREHOUSE                    1,962,687    March 19, 1999
and Design

TIME IS THE NEW MONEY                            2,010,795    October 22, 1996
I S W                                            2,021,267    December 3, 1996
HERO TEAM (Stylized)                             2,010,023    October 22, 1996
TECHKNOWLEDGE (Stylized)                         2,125,540    December 30, 1997
APS                                              1,341,411    June 11, 1985

                              COMMON LAW TRADEMARKS


      MARK                              DESCRIPTION OF MARK
      ----                              -------------------

CARRYALL


TRAIL BLAZER


AUTOPRO PROFESSIONAL PARTS
      PEOPLE and Design                [GRAPHIC OMITTED - The graphic depicts
                                        the image subject to the common
                                        law trademark]






BIG A (Stylized)                       [GRAPHIC OMITTED - The graphic
                                        depicts the image subject to the
                                        common law trademark]








ISW UNDERCAR PARTS SPECIALISTS
      and Design                          [GRAPHIC OMITTED - The graphic
                                           depicts the image subject to
                                           the common law trademark]